Exhibit 99.1

PACCAR Press Release	PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009 Contact: Ken Hastings (425) 468-7530

FOR IMMEDIATE RELEASE

PACCAR Elects New Director

January 21, 2015, Bellevue, Washington – Ms. Beth E. Ford has been elected to the PACCAR Inc Board of Directors, effective April 21, 2015, according to Mark Pigott, PACCAR executive chairman. Ms. Ford will succeed John M. Fluke, Jr., who will retire from the Board on April 20, 2015. “PACCAR is very pleased that Beth Ford will be joining the Board. Her years of management experience in international business, logistics, and manufacturing will benefit PACCAR in its global growth,” said Mark Pigott. “The Board thanks John Fluke for his 30 years of excellent service to the company. John has provided superb judgment and counsel as a director and we will miss him.”

Ms. Ford, 50, has served since 2012 as Executive Vice President, Chief Supply Chain and Operations Officer of Land O’Lakes, Inc., a $15 billion company in the food production and agribusiness industry. In this role, she is responsible for all supply chain and operating functions from sourcing/trading and manufacturing/logistics through to customer delivery. Ms. Ford is also responsible for research and development and information technology. During her 25 year career, Ms. Ford has held operating and senior leadership positions with global companies in industries including chemicals (International Flavors & Fragrances), food and beverage (Pepsi), publishing (Scholastic and Hachette), and oil and gas (Mobil Oil). She is currently a director of Clearwater Paper Corporation.

A native of Sioux City, Iowa, Ms. Ford earned an M.B.A. from Columbia University Business School and a B.B.A. from Iowa State University. She is involved with both universities, and is on the Deming Center Board of Advisors for Columbia University Business School and the Dean’s Advisory Committee for the College of Business at Iowa State.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR shares are traded on the Nasdaq Global Select market, symbol PCAR, and its homepage is www.paccar.com.

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